Exhibit 99.3

Slide 8 contains non-GAAP financial information.

In comparing our underwriting results to the property and casualty industry, compare our statutory combined ratio with the overall industry statutory combined ratio. The statutory combined ratio is the common measure of underwriting profitability used in the property and casualty insurance industry. We use our statutory combined ratio rather than our GAAP combined ratio to compare our results to the industry, as industry statutory combined ratio statistics are readily available and widely accepted. Conversely, there are no readily available industry statistics on GAAP combined ratios.

Statutory accounting principles differ from generally accepted accounting principles in several important respects. Notably, under statutory accounting principles, policy acquisition costs, such as commissions and other cost related to acquiring business are expensed fully expensed when incurred, while under generally accepted accounting principles, these costs are deferred and amortized over the policy period.

A combined ratio is the sum of the loss ratio and the expense ratio. The loss ratio for both the STAT and GAAP combined ratio is calculated by dividing incurred losses by earned premium. Due to the differences between statutory accounting principles and generally accepted accounting principles, the statutory and GAAP expense ratios are calculated differently. For the statutory expense ratio, underwriting expenses are divided by net written premium, while for the GAAP expense ratio, underwriting expenses are divided by earned premium.

The following table outlines our statutory combined ratio and GAAP combined ratio for periods presented:

	American Modern Insurance Group

	Statutory Combined Ratio	GAAP Combined Ratio

Year Ended:

1993	92.7%	94.0%

1994	96.4%	98.5%

1995	94.7%	97.2%

1996	103.0%	104.3%

1997	94.2%	95.8%

1998	96.6%	96.9%

1999	94.3%	94.3%

2000	96.2%	96.2%

2001	99.3%	99.8%

2002	100.4%	100.6%

Ten Year Average	96.8%	97.8%

Slide 11 contains non-GAAP financial information.

When examining our per share operating results, we review a calculation of operating earnings per share, a non-GAAP financial measure, in addition to a calculation of net income, a financial measure reported in accordance with GAAP. Operating earnings equal net income before the after-tax impact of realized capital gains or losses on investments and cumulative effect adjustments. As such, the Company also refers to “operating earnings” as “net income before cumulative effect of change in accounting principle and capital gains or losses.” We believe that an examination of operating earnings provides a more meaningful and more comparable measure of the on-going performance of our core insurance operations than net income because it excludes realized gains or losses on investments that are typically generated through market strategies not related to near-term operation performance objectives and the cumulative effect of changes in accounting principles, whereby rule changes require the recognition of prior period amounts in the current period.

Net income before cumulative effect of change in accounting principle and capital gains or losses on a (diluted) per share basis is calculated by dividing our operating earnings by the number of our diluted shares. To determine net income per share, we divide our net income by the number of our diluted shares.

A reconciliation of net income before cumulative effect of change in accounting principle and capital gains or losses (non-GAAP) and net income (GAAP), on a diluted per share basis, is outlined below:

Per Share Amounts (Diluted):	1998	1999	2000	2001	2002

Net Income Before Cumulative Effect of Change in Accounting Principle & Capital Gains (Losses) (Non-GAAP)	$1.21	$1.53	$1.70	$1.44	$1.39

Cumulative Effect of Change in Accounting Principle (GAAP)	—	—	—	—	(0.08)

Capital Gains (Losses) (GAAP)	0.22	0.12	0.19	0.07	(0.25)

Net Income (GAAP)	$1.43	$1.65	$1.89	$1.51	$1.06

Slide 22 Contains Non-GAAP financial information.

The underwriting margin is the difference between the combined ratio and 100%. A combined ratio less than 100% will yield a positive underwriting margin, or underwriting income. A combined ratio greater than 100% will yield a negative underwriting margin, or an underwriting loss. As discussed in slide 8 above, the statutory combined ratios are a common industry measure, whereas industry statistics on GAAP combined ratios are not readily available. Thus, we use the statutory combined ratio to compare our underwriting results to the industry. The statutory combined ratio will yield a statutory underwriting margin.

Our ten-year average statutory and GAAP underwriting margin was 3.2% and 2.2%, respectively.